EXHIBIT 99.1

Investar Holding Corporation Announces Acquisition of Cheaha Financial Group, Inc. in Oxford, Alabama and Private Placement of Common Stock
BATON ROUGE, La., December 20, 2019 (GLOBE NEWSWIRE) -- Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association, announced today that it has entered into a definitive agreement (the “Agreement”) to acquire Cheaha Financial Group, Inc. (“Cheaha”), headquartered in Oxford, Alabama, and its wholly-owned subsidiary, Cheaha Bank. In connection with the Cheaha transaction, Investar also announced today the execution of a stock purchase agreement with selected institutional and other accredited investors with respect to a private placement of $30.0 million of its common stock.
Cheaha Financial Group Transaction
The terms of the Agreement provide that Cheaha shareholders will receive $80.00 in cash consideration for each of their shares of Cheaha common stock, for an aggregate value of approximately $41.1 million.
At September 30, 2019, Cheaha Bank had approximately $206.7 million in assets, $117.2 million in net loans, $177.1 million in deposits and $27.5 million in stockholder’s equity. Cheaha Bank offers a full range of banking products and services to individuals and small businesses from four branch locations in Calhoun County, Alabama.
Shad A. Williams, President and Chief Executive Officer of Cheaha stated, “We were only interested in a merger partner that believed in the deep relationships between the bank and the community it serves. Investar is that organization and I believe we are extremely fortunate to have found such a stellar partner for our employees and community. We love its commitment to Alabama and strong culture. I could not be more pleased.”
For Investar, the merger represents the continued execution of its multi-state expansion strategy and its second acquisition along the I-20 corridor in Alabama this year, further bolstering its core deposit base and positioning Investar to continue to build on its existing record of growth and client service under the leadership of its current management team. For Cheaha, the transaction is expected to provide the benefits of additional financial strength and the expanded resources of a larger banking enterprise. Although Cheaha will transition to the Investar name, the experienced Cheaha staff is expected to remain substantially intact, continuing to provide exemplary and personal service to Cheaha’s growing customer base.
“We are extremely excited to join forces with Cheaha to continue to provide its customers and community with exemplary service,” said John D’Angelo, President and Chief Executive Officer of Investar. “The leadership team at Cheaha has done an extraordinary job operating the bank, and we are confident that they will make a great addition to the Investar family. This merger significantly enhances our presence along the I-20 corridor in Alabama and complements our recent acquisition of Bank of York.”
The Agreement has been unanimously approved by both the Boards of Directors of Cheaha and Investar. The closing of the transaction, which is expected to occur in the second quarter of 2020, is subject to customary conditions, including regulatory approvals and approval by the shareholders of Cheaha. Pursuant to the terms of the Agreement, Cheaha will be permitted to pay its regular, annual dividend to shareholders prior to the closing of the merger.
Janney Montgomery Scott LLC acted as financial advisor, and Fenimore, Kay, Harrison & Ford LLP served as legal counsel to Investar, for the Cheaha acquisition. Maynard Cooper & Gale, P.C. served as legal counsel to Cheaha and National Capital, LLC provided the fairness opinion for Cheaha.

Private Placement of Common Stock
Investar also announced today the execution of a stock purchase agreement with selected institutional and other accredited investors with respect to a private placement of 1,290,323 shares of its common stock at an offering price of $23.25 per share, for aggregate gross proceeds of $30.0 million.
Investar intends to use the net proceeds from the offering to support the acquisition of Cheaha and for general corporate purposes, including organic growth and other potential acquisitions.
Janney Montgomery Scott LLC served as lead placement agent, and D.A. Davidson & Co. acted as co-placement agent for the private placement. Fenimore, Kay, Harrison & Ford LLP served as legal counsel to Investar, and Vedder Price P.C. served as legal counsel to the placement agents, for the offering.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. Investar currently operates 28 full-service branches and had 285 full-time equivalent employees as of September 30, 2019.
Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about Investar’s business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.
Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements Investar files with the SEC, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.investarbank.com.
Investar disclaims any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.
Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com